Exhibit 10.30

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
016 — FTWM
Fifth Third Bank
Term Note

OFFICER No. 04244	NOTE No. 0904879830-
$2,400,000.00	August 10, 2004
(Effective Date)
     1. PROMISE TO PAY. On or before September 1, 2007 (the “Maturity Date”), the undersigned, Bioport Corporation, a Michigan corporation located at 3500 North Martin Luther King Jr. Boulevard, Lansing, Ingham County, Michigan 48906 (“Borrower”) for value received, hereby promises to pay to the order of Fifth Third Bank (Western Michigan), a Michigan banking corporation located at 111 Lyon Street, NW, Grand Rapids, Kent County, Michigan 49503 for itself and as agent for any affiliate of Fifth Third Bancorp (together with its successors and assigns, the “Lender “) the sum of Two Million Four Hundred Thousand and 00/100 Dollars ($2,400,000.00) (the “Borrowing”), plus interest as provided herein, less such amounts as shall have been repaid in accordance with this Note. The outstanding balance of this Note shall appear on a supplemental bank record and is not necessarily the face amount of this Note, which record shall evidence the balance due pursuant to this Note at any time. As used herein, “Local Time” means the time at the office of Lender specified in this Note.
Principal and interest payments shall be initiated by Lender in accordance with the terms of this Note from Borrower’s account through Billpayer 2000®. Borrower hereby authorizes Lender to initiate such payments from Borrower’s account located at Fifth Third Bank, routing number [**] account number [**]. Borrower acknowledges and agrees that use of BillPayer 2000® shall be governed by the BillPayer 2000® Terms and Conditions, a copy of which Borrower acknowledges receipt. Borrower further acknowledges and agrees to maintain payments hereunder through BillPayer 2000® throughout the term of this Note. Each payment hereunder shall be applied first to advanced costs, charges and fees, then to accrued interest, and then to principal.
Principal shall be due and payable in 36 monthly installments, twelve installments each in the amount of $40,000.00 on the 1st day of each calendar month beginning on October 1, 2004; twelve installments each in the amount of $53,334.00 on the 1st day of each calendar month beginning on October 1, 2005; twelve installments each in the amount of $106,666.00 on the 1st day of each calendar month beginning on October 1, 2006; provided that the entire principal balance, together with all accrued and unpaid interest and any other charges, advances and fees, if any, outstanding hereunder shall be due and payable in full on the earlier of the Maturity Date or upon acceleration of the Note.
The principal sum outstanding shall bear interest at a floating rate per annum equal to 0.375% less than the rate of interest per annum established from time to time by Fifth Third Bank at its principal office as its “Prime Rate”, whether or not Fifth Third Bank shall at times lend to Borrowers at lower rates of interest or, if there is no such prime rate, then such other rate as may be published by Fifth Third Bank for a substitute for the prime rate (the “Interest Rate”) upon at least ten (10) days prior written notice to Borrower. In the event of a change in said Prime Rate, the Interest Rate shall be changed immediately to the percentage stated above less than such new Prime Rate. Interest shall be calculated based on a 360-day year and charged for the actual number of days elapsed, and shall be payable on the 1st day of each month beginning on October 1, 2004.
Notwithstanding any provision to the contrary in this Note, in no event shall the interest rate charged on the Borrowing exceed the maximum rate of interest permitted under applicable state and/or federal usury law. Any payment of interest that would be deemed unlawful under applicable law for any reason shall be deemed received on account of, and will automatically be applied to reduce, the principal sum outstanding and any other sums (other than interest) due and payable to Lender under this Note, and the provisions hereof shall be deemed amended to provide for the highest rate of interest permitted under applicable law.
     2. SECURITY AGREEMENT. To secure repayment of this Note and all other Obligations (as defined below) together with all modifications, extensions and renewals thereof, Borrower hereby grants Lender a continuing security interest in all right, title and interest of Borrower in and to the following property, whether now owned or hereafter acquired (collectively, the “Collateral”): The Enterprise Resource Planning System described on Schedule A hereto, together with all replacements thereof, insurance or condemnation proceeds thereof, documents related to the installation and operation thereof, all tort or other claims against third parties arising out of damage thereto or destruction thereof, all property received wholly or partly in trade or exchange therefore, all fixtures related to the installation and operation thereof, all leases thereof, and all rents, revenues, issues, profits and proceeds arising from the sale, lease, license, encumbrance, collection or any other temporary or permanent disposition thereof, or any other interest therein.
Borrower also grants Lender a security interest in all of the Collateral as agent for all affiliates of Fifth Third Bancorp for all Obligations of Borrower to such affiliates. Said security interest shall not be enforced to the extent prohibited by the Truth in Lending Act as implemented by Federal Reserve Regulation Z.
     3. USE OF PROCEEDS. Borrower certifies that the proceeds of this loan are to be used for business purposes.
     4. NOTE PROCESSING FEE. Lender may charge, and Borrower agrees to pay on the above Effective Date, a note processing fee in the amount of $3,000.00.
     5. REPRESENTATIONS AND WARRANTIES. Borrower hereby warrants and represents to Lender the following:
     (a) Organization and Qualification. Borrower is duly organized, validly existing and in good standing under the laws of the State of its incorporation, has the power and authority to carry on its business and to enter into and perform all documents relating to this loan transaction, and is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required, except where the failure to be so qualified would not have a material adverse effect on Borrower’s business. All information provided to Lender with respect to Borrower and its operations is true and correct.
     (b) Due Authorization. Borrower has full power and authority to sign, deliver and perform the Loan Documents. The signing, delivery and performance of the Loan Documents: (1) have been duly authorized by appropriate corporate action of Borrower, (2) will not violate the provisions of Borrower’s articles of incorporation or bylaws or of any law, rule, judgment, order, agreement or instrument to which Borrower is a party or by which it is bound and (3) do not require any approval or consent of any public authority or other third party, except for (i) consents and approvals that have been obtained prior to the date hereof; or (ii) approvals or consents, the failure of which to obtain, individually or in the aggregate, do not have a material adverse effect on Borrower and do not materially impair the ability of the Borrower to perform its obligations under the Loan Documents. The Borrower has properly signed and delivered the Loan Documents, and the Loan Documents are the valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law governing specific performance, injunctive relief and other equitable remedies.
     (c) Litigation. Except as disclosed in Schedule B, there are no suits or proceedings pending or threatened against or affecting Borrower, and no proceedings before any governmental body are pending or threatened against Borrower that if determined adversely to Borrower would reasonably be expected to have a material adverse effect on the Borrower’s business.
     (d) Business. Borrower has all requisite corporate power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as it now conducts it and as it contemplates that it will conduct it in the future. Borrower is in compliance with all laws, rules and regulations that apply to Borrower, its operations or its properties, except where any noncompliance would not have a material adverse effect on Borrower’s business.
     (e) Licenses, etc.
     (i) Borrower owns, jointly owns, or has been licensed the right to use pursuant to licenses that remain in full force and effect Intellectual Property sufficient to operate its business substantially as it is presently being conducted.
     (ii) Except as disclosed in Schedule B, there is no action, suit or proceeding pending against or, to the knowledge of the Borrower, threatened against the Borrower (1) challenging the rights of the Borrower in any Intellectual Property owned or used by Borrower or (2) alleging that products manufactured, used, imported or sold by Borrower conflict with, misappropriate, infringe or violate the Intellectual Property of any third party, except in each case for actions, suits or proceedings the outcome of which individually or in the aggregate would not have a material adverse effect on Borrower’s business.

     (f) Laws and Taxes. Borrower is in material compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency, except where any non-compliance would not have a material adverse effect on Borrower’s business. Borrower has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon Borrower or its assets, including unemployment, social security, and real estate taxes. Borrower has paid all taxes which are now due and payable. No taxing authority has asserted or assessed any additional tax liabilities against Borrower which are outstanding on this date, and Borrower has not filed for any extension of time for the payment of any tax or the filing of any tax return or report.
     (g) Title. Borrower has good and marketable title to the assets reflected on the most recent balance sheet submitted to Lender, free and clear from all liens and encumbrances of any kind, except for (collectively, the “Permitted Liens”) (1) a security interest, mortgage or other lien in favor of Lender (2) an existing security interest or lien described on Schedule C attached to this Agreement, (3) the proposed mortgage, security interest or lien on real property described on Scheduled C attached to this Agreement (4) a lien for taxes that are not delinquent or, in a jurisdiction where payment of taxes is abated during the period of any contest, being contested in good faith by appropriate proceedings, if adequate reserves for it have been set aside under GAAP on Borrower’s books and (5) an inchoate material men’s, mechanics’, workmen’s, repairmen’s or other like lien arising in the ordinary course of business, if the obligation secured is not delinquent or is being contested in good faith by appropriate proceedings, if adequate reserves for it have been set aside under GAAP on Borrower’s books.
     (h) Subsidiaries and Partnerships. Except as set forth on Schedule D, Borrower has no subsidiaries and is not a party to any partnership agreement or joint venture agreement.
     6. AFFIRMATIVE COVENANTS. Borrower covenants with, and represents and warrants to, Lender that, from and after the execution date of the Loan Documents until the Obligations are paid and satisfied in full:
     (a) Financial Statements. Borrower shall maintain a standard and modern system for accounting and shall furnish to Lender:
     (i) Within 20 days after the end of each month, a copy of Borrower’s internally prepared unaudited consolidated financial statements for that month and for the year to date in a form as is customarily prepared by Borrower, prepared and certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer of Borrower;
     (ii) Within 20 days after the end of each calendar quarter, a copy of Borrower’s accounts receivable aging report for that quarter and for the year to date in a form, as is customarily prepared by Borrower, prepared and certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer of Borrower;
     (iii) Within 120 days after the end of each fiscal year, a copy of Borrower’s financial statements audited by a firm of independent certified public accountants acceptable to Lender (which acceptance shall not be unreasonably withheld) and accompanied by an audit opinion of such accountants without qualification;
     (iv) With the statements submitted above, a certificate signed by the principal financial officer of Borrower, (i) stating he is familiar with all documents relating to Lender and that no Event of Default specified herein, nor any event which upon notice or lapse of time, or both would constitute such an Event of Default, has occurred, or if any such condition or event existed or exists, specifying it and describing what action Borrower has taken or proposes to take with respect thereto, and (ii) setting forth, in summary form, figures showing the financial status of Borrower in respect of the financial restrictions contained herein;
     (v) Immediately upon any executive officer of Borrower obtaining knowledge of any condition or event which constitutes or, after notice or lapse of time or both, would constitute an Event of Default, a certificate of such person specifying the nature and period of the existence thereof, and what action Borrower has taken or is taking or proposes to take in respect thereof;
All of the statements referred to in (i), (ii) and (iii) above shall be in conformance with generally accepted accounting principles and give representatives of Lender access thereto at all reasonable times, including permission to examine, copy and make abstracts from any such books and records solely for the purpose of evaluating the status of the loan and such other information which might be helpful to Lender in evaluating the status of the loans as it may reasonably request from time to time.

With all financial statements delivered to Lender as provided in (i), (ii) and (iii) above, Borrower shall deliver to Lender a Financial Statement Compliance Certificate in addition to the other information set forth therein, which certifies the Borrower’s compliance with the financial covenants set forth herein and that no Event of Default has occurred.
If at any time Borrower has any additional subsidiaries which have financial statements that are required to be consolidated with those of Borrower under generally accepted accounting principles, the financial statements required by subsections (i), (ii) and (iii) above shall be the financial statements of Borrower and all such subsidiaries prepared on a consolidated and consolidating basis.
     (b) Condition and Repair. Borrower shall maintain its equipment and all Collateral used in the operation of its business in good repair and working order and shall make all appropriate repairs, and replacements thereof.
     (c) Insurance. At its own cost, Borrower shall obtain and maintain insurance against (a) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower and, in any event, sufficient to fully protect Lender ‘s interest in the Collateral, and (b) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower. All such policies shall (i) be issued by financially sound and reputable insurers, (ii) name Lender as an additional insured and, where applicable, as loss payee under a Lender loss payable endorsement satisfactory to Lender      , and (iii) shall provide for thirty (30) days written notice to Lender before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more Certificates of Insurance delivered to Lender by Borrower on the Closing Date and at such other times as Lender may request from time to time.
     (d) Taxes. Borrower shall pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Lender is notified in advance of such contest and if Borrower establishes an adequate reserve or other appropriate provision required by generally accepted accounting principles.
     (e) Compliance with Laws. Borrower shall comply with all federal, state and local laws, regulations and orders applicable to Borrower or its assets including but not limited to all Environmental Laws, in all respects material to Borrower’s business or assets and shall immediately notify Lender of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower regarding to any environmental or safety and health rule, regulation, statute, ordinance or law. Borrower shall obtain and maintain any and all licenses, permits, franchises, governmental authorizations and as may be required from time to time by applicable law for the conduct of its business except where failure would not have a material adverse effect on Borrower’s business.
     (f) Depositorv/Bankinq Services. Lender shall be a principal depository in which Borrower’s funds are deposited, and a principal bank of account of Borrower, as long as any Obligations are outstanding.
     (g) Other Amounts Deemed Loans. If Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Note, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Lender may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower. To the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of Borrower shall be deemed Obligations and Borrower’s payments under this Note may be increased to provide for payment of such Obligations plus interest thereon.
     (h) Further Assurances. Borrower shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.
     7. DEFINITIONS. Certain capitalized terms have the meanings set forth on any exhibit hereto, in the Security Agreement, if applicable, or any other Loan Document. All financial terms used herein but not defined on the exhibits, in the Security Agreement, if applicable or any other Loan Document have the meanings given to them by generally accepted accounting principles. All other undefined terms have the meanings given to them in the Uniform Commercial Code as adopted in the state whose law governs this instrument. The following definitions are used herein:
     (a) “Affiliate” means, as to Borrower, (a) any person or entity which, directly or indirectly, is in control of, is controlled by or is under common control with, Borrower, or (b) any person who is a director, officer or employee (i) of Borrower or (ii) of any person described in the preceding clause (a).
     (b) “Lien” means any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind, including interests of vendors or lessors under conditional sale contracts or capital leases, but shall exclude (a) a lien for taxes that are not delinquent or, in a jurisdiction where payment of taxes is abated during the period of any contest, being contested in good faith by appropriate proceedings, if adequate reserves for it have been set aside under GAAP on Borrower’s books and (b) an inchoate material men’s, mechanics’, workmen’s, repairmen’s or other like lien arising in the ordinary course of business, if the obligation secured is not delinquent or is being contested in good faith by appropriate proceedings, if adequate reserves for it have been set aside under GAAP on Borrower’s books.
     (c) “Loan Documents” means any and all Rate Management Agreements and each and every document or agreement executed by any party evidencing, guarantying or securing any of the Obligations; and “Loan Document” means anyone of the Loan Documents.
     (d) “Obligation(s)” means all loans, advances, indebtedness and each and every other obligation or liability of Borrower owed to each of Lender and/or any affiliate of Fifth Third Bancorp, created pursuant to this Note, of every kind and description whether now existing or hereafter arising and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, whether or not secured by additional collateral, and including, without limitation, all loans, advances, indebtedness and each and every obligation or liability arising under this Note, any and all Rate Management Obligations (as defined in the Loan Documents), all obligations to perform or forbear from performing acts, and agreements, instruments and documents evidencing, guarantying, securing or otherwise executed in connection with any of the foregoing, together with any amendments, modifications and restatements thereof.
     (e) “Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross- currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.
     (f) “Rate Management Obligations” means any and all obligations of Borrower to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Agreement.
     8. EVENTS OF DEFAULT. Upon the occurrence of any of the following events (each, an “Event of Default”) not cured within 30 days (unless some other cure period is provided below) from written, notice of default, Lender may at its option declare this Note and all Obligations to be fully due and payable in their aggregate amount, together with accrued interest and all prepayment premiums, fees, and charges applicable thereto:
     (a) Any failure to make any payment when due of principal or accrued interest on this Note or any other Obligation and such nonpayment remains uncured for a period of 10 days following written notice thereof.
     (b) Any representation or warranty of Borrower set forth in this Note or in any agreement, instrument, document, certificate or financial statement evidencing, guarantying, securing or otherwise related to, this Note or any other Obligation shall be materially inaccurate or misleading when made.
     (c) Borrower shall fail to observe or perform any other term or condition of this Note or any other term or condition set forth in any agreement, instrument, document, certificate or financial statement evidencing, guarantying or otherwise related to this Note or any other Obligation, or Borrower shall otherwise default in the observance or performance of any covenant or agreement set forth in any of the foregoing for a period of 30 days.

     (d) Any failure to submit to Lender current financial information upon request where such failure is not cured within thirty (30) days following written notice.
     (e) The creation of any Lien (except for Permitted Liens) on, the institution of any garnishment proceedings by attachment, levy or otherwise against, the entry of a final order of judgment (following all appeals) against, or the seizure of, any of the property of Borrower in an amount in excess of five million dollars ($5,000,000) which judgment seizure or proceeding is not resolved in favor of Borrower within ninety (90) days thereafter.
     (f) In the judgment of Lender, any material adverse change occurs in the existing or prospective financial condition of Borrower that may affect the ability of Borrower to repay the Obligations, or the Lender deems itself insecure.
     (g) A commencement by the Borrower or any endorser or guarantor of the Obligations of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the entry of a decree or order for relief in respect of the Borrower or any endorser or guarantor of the Obligations in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Borrower or any endorser or guarantor of the Obligations, or for substantially all of the property of Borrower or any endorser or guarantor of the Obligations, or ordering the wind-up or liquidation of the affairs of Borrower or any endorser or guarantor of the Obligations; or the filing and pendency for 30 days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law; or the making by Borrower or any endorser or guarantor of the Obligations of any general assignment for the benefit of creditors; or the failure of the Borrower or any endorser or guarantor of the Obligations generally to pay its debts as such debts become due; or the taking of action by the Borrower or any endorser or guarantor of the Obligations in furtherance of any of the foregoing.
     (h) Nonpayment by the Borrower of any Rate Management Obligation when due or the breach by the Borrower of any term, provision or condition contained in any Rate Management Agreement in each case not cured within ten (10) days following written notice thereof.
     (i) Any sale, conveyance or transfer of any rights in the Collateral securing the Obligations, or any destruction, loss or damage of or to a material portion of the Collateral.
     9. REMEDIES. In addition to any other remedy permitted by law, Lender may at any time, without notice, apply the Collateral to this Note or such other Obligations, whether due or not, and Lender may, at its option, proceed to enforce and protect its rights by an action at law or in equity or by any other appropriate proceedings; provided that this Note and the Obligations shall be accelerated automatically and immediately if the Event of Default is a filing under the Bankruptcy Code. Notwithstanding any other legal or equitable rights of Lender, Lender, in the Event of Default, is (a) hereby irrevocably appointed and constituted attorney-in-fact, coupled with an interest, with full power of substitution, to exercise all rights of ownership with respect to the Collateral including, but not limited to, the right to collect all income or other distributions arising therefrom; and (b) is hereby given full power to collect, sell, assign, transfer and deliver all of said Collateral or any part thereof, or any substitutes therefore, or any additions thereto, through any private or public sale without either demand or notice to Borrower, or any advertisement, the same being hereby expressly waived, to the extent permitted by law, at which sale Lender is authorized to purchase said property or any part thereof, free from any right of redemption on the part of Borrower, which is hereby expressly waived and released. In case of sale for any cause, after deducting all costs and expenses of every kind, Lender may apply, as it shall deem proper, the residue of the proceeds of such sale toward the payment of anyone or more or all of the Obligations of Borrower, whether due or not due, to Lender; after such application and the return of any surplus, Borrower agrees to be and remains liable to Lender for any and every deficiency after application as aforesaid upon this and any other Obligation. Borrower shall pay all costs of collection incurred by Lender, including its reasonable attorney’s fees, if this Note is referred to an attorney for collection, whether or not payment is obtained before entry of judgment, which costs and fees are Obligations secured by the Collateral.
If this Note is placed in the hands of attorneys for collection or is collected through any legal proceedings, Borrower promises and agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including all reasonable attorneys’ fees and disbursements.
Lender’s rights and remedies hereunder are cumulative, and may be exercised together, separately, and in any order. No delay on the part of Lender in the exercise of any such right or remedy shall operate as a waiver. No single or partial exercise by Lender of any right or remedy shall preclude any other further exercise of it or the exercise of any other right or remedy. No waiver or indulgence by Lender of any Event of Default shall be effective unless in writing and signed by Lender, nor shall a waiver on one occasion be construed as a waiver of any other occurrence in the future.

     10. LATE PAYMENTS: DEFAULT RATE: FEES. If any payment is not paid when due (whether by acceleration or otherwise) or within 10 days thereafter, undersigned agrees to pay to Lender a late payment fee as provided for in any loan agreement or 5% of the payment amount, whichever is greater with a minimum fee of $20.00. After an Event of Default, Borrower agrees to pay to Lender a fixed charge of $25.00, or Borrower agrees that Lender may, without notice, increase the Interest Rate by 6% (the “Default Rate”), whichever is greater. Lender may impose a non-sufficient funds fee for any check that is presented for payment that is returned for any reason. In addition, Lender may charge loan documentation fees as may be reasonably determined by the Lender.
     11. PREPAYMENT. Borrower may prepay all or part of this Note without penalty or additional fees or charges, which prepaid amounts shall be applied to the amounts due in reverse order of their due dates. Partial prepayments shall not excuse any subsequent payment due.
     12. ENTIRE AGREEMENT. Borrower agrees that there are no conditions or understandings which are not expressed in this Note and the documents referred to herein.
     13. SEVERABILITY. The declaration of invalidity of any provision of this Note shall not affect any part of the remainder of the provisions.
     14. ASSIGNMENT. Borrower agrees not to assign any of Borrower’s rights, remedies or obligations described in this Note without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion. Borrower agrees that Lender may assign some or all of its rights and remedies described in this Note without notice to, or prior consent from, the Borrower.
     15. MODIFICATION’ WAIVER OF LENDER. The modification or waiver of any of Borrower’s obligations or Lender’s rights under this Note must be contained in a writing signed by Lender. Lender may perform Borrower’s obligations, or delay or fail to exercise any of its rights or remedies, without causing a waiver of those obligations or rights. A waiver on one occasion shall not constitute a waiver on another occasion. Borrower’s obligations under this Note shall not be affected if Lender amends, compromises, exchanges, fails to exercise, impairs or releases the Collateral or any other property securing the Obligations.
     16. WAIVER OF BORROWER. Demand, presentment, protest and notice of dishonor, notice of protest and notice of default are hereby waived by Borrower, and any endorser or guarantor hereof. Borrower, hereby waives all suretyship defenses including but not limited to all defenses based upon impairment of Collateral and all suretyship defenses described in Section 3-605 of the Uniform Commercial Code (the “UCC”). Such waiver is entered to the full extent permitted by Section 3- 605 (i) of the UCC.
     17. GOVERNING LAW CONSENT TO JURISDICTION. This Note is delivered in, is intended to be performed in, will be construed and enforceable in accordance with and governed by the internal laws of, the State of Michigan, without regard to principles of conflicts of law. Borrower agrees that the state and federal courts in the County where the Lender is located shall have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to Borrower at the address set forth herein.
     18. JURY WAIVER. BORROWER, AND ANY ENDORSER OR GUARANTOR HEREOF, WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

BORROWER:

Bioport Corporation, a Michigan corporation

/s/ Michael A. Zamiara
(Authorized Signer)

Michael A. Zamiara, Chief Financial Officer
(Print Name and Title)

By: /s/ Scott Heibeck
(Authorized Signer)

Scott Heibeck, Associate Director of Finance
(Print Name and Title)

Schedule A
Description of Enterprise Resource Planning System
The Enterprise Resource Planning (ERP) System is system that integrates departments and functions across the Organization and automates tasks involved in performing business processes. The ERP system was licensed from SAP, the world’s largest enterprise software manufacturer, is supported with specific hardware primarily purchased from Dell, and was implemented using Clarkston Consulting Company.

Schedule B
Pending Litigation
1) Bates, et al., v. Rumsfeld, et al., Case No. 01CV00941, United States District Court for the District of Columbia (filed May 2, 2001; dismissed May 30, 2002).
2) Doe #1, et al. v. Rumsfeld, et al., Case No. 1:03-CV-00707-EGS, United States District Court for the District of Columbia (filed March 18, 2003; BioPort is not a party in this case).
3) Ammend, et. al. v. BioPort, Inc., et. al., Case No. 5:03-CV-031, United States District Court for the Western District of Michigan (filed March 21, 2003); Rugo et. al. v. BioPort, Corporation, et al., Case No. 1:01CV02190, United States District Court for the District of Columbia (filed October 19, 2001, and subsequently dismissed without prejudice and refiled in the Western District of Michigan as Ammend); Bonasse, et al. v. BioPort, et al., Case No. 02-CV-00880, United States District Court for the District of Columbia (filed May 7, 2002, and subsequently dismissed without prejudice and refiled in the Western District of Michigan as Ammend; Lahiff, et al. v. BioPort, et. al., Case No. 02-CV-01945 United States District Court for the District of Columbia (filed October 2, 2002, and subsequently dismissed without prejudice and refiled in the Western District of Michigan under Ammend).
4) Allaire, et al. v. BioPort Corporation, et al., Case No. 02-CV-00248 United States District Court for the District of Columbia, (filed February 7, 2002, and subsequently transferred to the United States District Court for the Western District of Michigan, Case No. 1:03CV254).
5) Fleming et. al v. BioPort, et. al., Case No. 3:03CV0581, United States District Court for the Western District of Louisiana (filed March 27, 2003 and transferred to the Western District of Michigan and consolidated with Ammend).
6) Suk v. BioPort Corporation, et al., Civil Action No. 03CV2610, United States District Court for the District of New Jersey (filed May 30, 2003, and transferred to the Western District of Michigan and consolidated with Ammend).
7) United States ex. rel. Dingle and Rempfer v. BioPort et al., Case No. 5:00-CV-124, United States District Court for the Western District of Michigan (filed October 10, 2000; case dismissed June 18, 2003, on appeal to the United States Court of Appeal for the Sixth Circuit).
8) Counter, et al. v. Abbott Laboratories, et al., Case No. 15285 BHO1, Brazoria County, Texas (filed May 7, 2001, dismissed on August 2, 2001); Reyna v American Home Products, Case No. C-557-02-F, Hidalgo County, Texas (removed to the United States District Court for the Southern District of Texas, Case No. M-02-366, on August 19, 2002); and Rosello v American Home Products, Case No. C-1590-03-F, Hidalgo County, Texas (filed August 27, 2003 and removed to the United States District Court for the Southern District of Texas, Case No. M-03-CV-259, on September 19, 2003) (the plaintiffs in these cases all voluntarily dismissed BioPort).
9) Collins v. American Home Products, et al., Case No. 3:01CV979LN, United States District Court for the Southern District of Mississippi (filed December 17, 2001; dismissed August 2, 2002; on appeal to the United States Court of Appeals for the Fifth Circuit).
10) Stewart v. American Home Products, et. al., Case No. 3:02CV427LN, United States District Court for the Southern District of Mississippi (filed May 1, 2002; dismissed August 2, 2002; on appeal to the United States Court of Appeals for the Fifth Circuit).
11) Ray v. American Home Products, et. al., Case No. 2002-0276 CICI, Sunflower County, Mississippi (filed December 31, 2002, and removed to United States District Court for the Northern District of Mississippi, Case No. 4:03CV265PB on May 5, 2003, stay issued on October 10, 2003; and Case No. 4:03CV263PB on May 19, 2003, stay issued on December 1, 2003).

12) Alexander, as next friend, et al. v. American Home Products Corporation, et al., No. 2002-0761, Sunflower County, Mississippi (filed December 31, 2002, and removed to United States District Court for the Northern District of Mississippi, Case No. 4:03CV261EMB on May 19, 2003, stay issued on December 1, 2003).
13) Alexander, et al. v. American Home Products Corporation, et al., No. 2002-0763, Sunflower County, Mississippi (filed December 31, 2002, and removed to United States District Court for the Northern District of Mississippi, Case No. 4:03CV262PB on May 19, 2003, stay issued on October 10, 2003).
14) Guyton, et al., v. American Home Products, et. al., Case No. 2002-0394, Madison County, Mississippi (filed December 31, 2002, and removed to United States District Court for the Northern District of Mississippi, Case No. 3:03CV704LN on May 19, 2003, stay issued on October 10, 2003).
15) Keys, et al., v. American Home Products, et. al., Case No. 2:03CV300PG, United States District Court for the Southern District of Mississippi (filed May 19, 2003; stay issued on July 9, 2004).
16) Townsend, et al., v. American Home Products, et. al., Case No. 2:03-CV-302-PG,
United States District Court for the Southern District of Mississippi (filed May 19, 2003).
17) Del Rio, et al., v. American Home Products, et. al., Case No. 2:03-CV-301-PG, United States District Court for the Southern District of Mississippi (filed May 19, 2003; stay issued on July 9, 2004).
18) Hutchenson, et al. v. American Home Products Corporation, et al., No. 2002-0765, Sunflower County, Mississippi (filed December 31, 2002; removed to United States District Court for the Northern District of Mississippi, Case No. 4:03CV264PB on May 20, 2003, stay issued on December 1, 2003).
19) King, as next friend, et al., v. American Home Products Corporation, et al., Case No. 2002-188, Bolivar County, Mississippi (filed December 31, 2002, removed to United States District Court for the Northern District of Mississippi, Case No. 2:03CV188PB on May 19, 2003, stay issued on November 28, 2003).
20) King, et al., v. American Home Products Corporation, et al., No. 2002-187, Bolivar County, Mississippi (filed December 31, 2002; removed to United States District Court for the Northern District of Mississippi, Case No. 2:03CV187PB on May 19, 2003, stay issued on November 28, 2003).
21) Schmuck v. Abbott Laboratories, et al., Case No. BC 2552268, Los Angeles, California (filed August 1, 2001, and consolidated with Allen v. Abbott Laboratories, Case No. 02CC00108 Orange County, California (filed April 26, 2002) and Werley v. Abbott Laboratories, Case No. 787422, San Diego County, California (filed April 25, 2002)).
22)	Cases filed in Madison County, Illinois:
a)	Goodman v. Abbott Laboratories, et al., Case No 02-L-641 (filed May 7, 2002);

b)	Livi v. Abbott Labs, et al., Case No. 02-L-643 (filed April 30, 2002);

c)	Hornstein v. Abbott Laboratories, et al., Case No. 02-L-642 (filed May 7, 2002);

d)	Delghingaro v. Abbott Laboratories, Case No. 02-L-1344 (filed September 30, 2002);

e)	Gabor v. Abbott Laboratories, Case No. 02-L-1345 (filed September 30, 2002);

f)	Robinson v. Abbott Laboratories, Case No. 02-L-1346 (filed September 30, 2002);

g)	Howard v. Abbott Laboratories, Case No. 02-L-1487 (filed November 4, 2002);

h)	Trocke v. Abbott Laboratories, Case No. 02-L-1486 (filed November 4, 2002);

i)	Curia (Christopher) v. Abbott Laboratories, Case No. 02-L-1593 (filed December 2, 2002);

j)	Mahnke v. Abbott Laboratories, Case No. 02-L-1594 (filed December 12, 2002);

k)	Barkwell v. Abbott Laboratories, Case No. 02-L-845 (filed June 13, 2002);

l)	Choate v. Abbott Laboratories, Case No. 02-L-844 (filed June 13, 2002);

m)	Conrick v. Abbott Laboratories, Case No. 02-L-843 (filed June 13, 2002);

n)	Curia v. Abbott Laboratories, Case No. 02-L-842 (filed June 13, 2002);

o)	Guinn v. Abbott Labs, Case No. 02-L-841 (filed June 13, 2002);

p)	Owczarzak v. Abbott Laboratories, Case No-L-840 (filed June 13, 2002);

q)	Thomason v. Abbott Labs, Case No. 02-L-896 (filed June 26, 2002);

r)	Strohbeck v. Abott Laboratories, Case No. 03-L-93 (filed January 27, 2003);

s)	Kramer v. Abbott Labs, Case No. 03-L-670 (filed May 22, 2002);

t)	Zezulak v. Abbott Labs, Case No. 03-L-1175 (filed August 25, 2003);

u)	Spaetzel v. Abbott Labs, Case No. 03-L-1972 (filed December 5, 2003);

v)	Sexton v. Abbott Labs, Case No. 03-L-1971 (filed December 5, 2003);

w)	Weider v. Abbott Labs, Case No. 03-L-1559 (filed November 19, 2003);

x)	Weider (II) v. Abbott Labs, No. 04-L-181 (filed February 23, 2004);

y)	Fredericks v. Abbott Labs, Case No. 03-L-1037 (filed July 23, 2003);

z)	Vaselopulos v. Abbott Labs, No. 03-L-1176 (filed August 25, 2003);

aa)	Villareal v. Abbott Labs, Case No. 04-L-180 (filed February 23, 2004);

bb)	Peterman v. Abbott Labs, Case No. 04-L-0443 (filed April 1, 2004);

cc)	Sumner v. Abbott Labs, Case No. 04-L-442 (filed May 25, 2004);

dd)	Miller (Alan & Kimberly) v. Abbott Labs, et, al., Case No 04-L-443 (filed May 25, 2004);

ee)	Miller (II) v. Abbott Labs, Case No. 04-L-650 (filed June 18, 2004); and

Case filed in Cook County, Illinois:

ff)	Reilly v. Abbott Labs, Case No. 02-L-14697 (filed November 20, 2002).
22) Golbitz v. BioPort Corporation, et al., Case No. 02-07799, Court of Common Pleas of Montgomery County, Pennsylvania (filed March 24, 2002; withdrawn May 10, 2002).
23) Johnson-Leva v. BioPort Corporation, Case No. 03-2183-NZ, Ingham County, Michigan, (filed December 16, 2003).
24) Stevens v. Battelle Memorial Inst., et al., Case No. 010344XXCCAB, Palm Beach County, Florida (removed to United States District Court for the Southern District of Florida, Case No. 04-CV-80253 on March 17, 2004).
25) BioPort Corporation v. Elan Pharmaceuticals, Inc. and Athena Neurosciences, Inc. (cross-complainants Elan Pharmaceuticals, Inc. and Athena Neurosciences, Inc. v. BioPort Corporation and The State of Michigan), Case No. CV 423886, County of San Mateo, California (filed June 27, 2002).
26) 1997 Notice of Intent to Revoke issued by the U.S. Food and Drug Administration relating to a 1996 team biologics team inspection.

Schedule C
Permitted Liens

		Unpaid Principal and Interest
Creditor	Description	as of June 30, 2004	Collateral
State of Michigan	Royalty Obligation	3,629,599	none
State of Michigan	Product Donation Obligation	2,236,880	none
	Environmental Remediation
State of Michigan	Liability	317,051	none
US Dept. of Defense	FAV026 Obligation	970,205	none
US Dept. of Defense	Spare Parts Obligation	429,812	none
Pitney Bowes	Copiers & Fax Machines	103,900	copiers & equipment
	Schedule Numbers:
	5395546-314
	5395546-315
	5395546-316
	5395546-317
Ingersol	Bobcat Operating Lease	14,215	Bobcat
GMAC	2002 Chevrolet Minivan	19,708	2002 Chevy Minivan
GMAC	2001 Chevrolet Silverado	558	2001 Chevy Silverado
Volkswagon USA	2001 Volksagon Passat	13,816	2001 Passat
GE Capital	Copier Operating Leases	14,210	2 Copiers
	ESOP Stock Repurchase
BioPort Employees	Obligation	900,061	none
	Antex Building Operating
Alexandria Real Estate	Lease through 12/1/08	4,320,000	none
	EWR Building Operating
East West Resources	Sublease through 7/31/05	143,000	none
Any and all covenants, restrictions and easements of record in the land records relating to the Real Property.

Real Property
Clinton County:
A parcel of land in the SE 1/4 of Section 32, T5N, R2W, Clinton County, Michigan and more particularly described as beginning at the S1/4 corner of said section 32; thence N00° 12’30”W 2152.16 feet on the N-S 1/4 line of said section 32; thence S89° 57’16” E 683.94 feet to the westerly Right-of-Way of Dewitt Road at a point 500.00 feet southerly of the E-W 1/4 line of said section 32; thence on the westerly Right-of-Way of DeWitt Road for the next five calls; thence S04 03’50”E 112.68 feet; thence 299.44 feet on the arc of a curve to the left with a central angle of 23 26’19”, a radius of 731.99 feet and long chord bearing and distance of S15°47’00”E 297.36 feet; thence S27 30’10”E 927.69 feet; thence 356.62 feet on the arc of a curve to the right with a central angle of 27 41’37”, a radius of 737.82 feet and a long chord bearing and distance of S13 39’21”E 353.16 feet; thence S00 11’27” W 30.40 feet; thence S88 07’13”W 171.96 feet; thence S17 13’15”W 128.78 feet; thence S02 36’04”W 161.34 feet; thence N89 59’39”W 420.93 feet; thence S00 06’07”E 267.69 feet to the south line of said section 32; thence N89 59’49”W 632.45 feet on the south line of said section 32 to the N1/4 corner of section 5, T4N, R2W; thence S89 27’29”W 6.45 feet on the south line of said section 32 to the point of beginning, containing 46.94 acres, more or less.
Ingham County:
A parcel of land in the NE 1/4 of section 5, T4N, R2W, Ingham County, Michigan and more particularly described as commencing at the northeast corner of said section 5; thence N89°59’49”W 124.94 feet, on the north line of said section 5; thence S00°00’11”W 33.00 feet, to the point of the beginning of this description; thence S33°12’59”W 315.33 feet; thence N53°08’14”W 101.37 feet; thence S89°11’38”W 47.55 feet; thence S00°42’03”W 63.21 feet; thence S89°45’02”W 73.97 feet; thence S00°59’58”W 106.92 feet; thence 132.16 feet, on the arc of a curve to the right with a central angle of 33°53’13”, a radius of 223.46 feet, and a long chord bearing and distance of S22°22’16”W 130.25 feet; thence S59°26’51”W 14.65 feet; thence S77°08’54”W 92.93 feet; thence S88°34’58”W 131.49 feet; thence S01°57’43”E 41.46 feet; thence S88°02’17”W 153.47 feet; thence S01°57’43”E 132.00 feet; thence S88°02’17”W 351.61 feet; to the easterly right of way line of Logan Street; thence N00°28’13”E 716.63 feet, to the southerly right of way line of Sheridan Road; thence S89°59’49”E 1155.21 feet, on said right of way to the point of beginning, containing 12.56 acres, more or less.
Frederick County:
Building 1 and associated proposed land condominium unit within that certain parcel of land known as Lot 3 situate and lying in the Dudrow Business Park, Frederick, Maryland, containing approximately 23.68 acres of land, more or less, and further shown and described as Lot 3 on that certain subdivision plat entitled “LOTS 1 & 3, PARKLAND OUTLOT, AND REMAINDER, DUDROW BUSINESS PARK” recorded among the Plat Records of Frederick County, Maryland at Plat Book 57, Page 10

Schedule D
Subsidiaries, Partnerships and Joint Ventures
BioPort Corporation presently holds 100% of the issued and outstanding capital stock of Antex Biologics Inc., Antex Pharma Inc. and Advanced BioSolutions, Inc.

EXHIBIT A
Collateral Locations
3500 North Martin Luther King Jr. Boulevard, Lansing, MI 48906